EXHIBIT 16

KPMG LLP

345 Park Avenue

New York, NY 10154

Phone (212) 758-9700 Fax (212) 758-9819

February 26, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for NEUROLOGIX, INC. (formerly known as Change Technology Partners, Inc.) and, under the date of March 27, 2003 (except for the reclassification and presentation of the discontinued operations of Papke Textor, Inc., as discussed in Note 3, as to which the date is November 14, 2003), we reported on the consolidated financial statements of Change Technology Partners, Inc. as of and for the years ended December 31, 2002 and 2001. On February 23, 2004, our appointment as principal accountants was terminated. We have read NEUROLOGIX, INC.’s statements included under Item 4 of its Form 8-K dated February 27, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Neurologix, Inc.’s stated reason for changing principal accountants or with Neurologix, Inc’s statement that the audit committee of the board of directors engaged the accounting firm of J.H. Cohn LLP.

Very truly yours,

/s/ KPMG LLP